Exhibit 10.1
PROVISIONS OF SEPARATION AGREEMENT BETWEEN HARRIS
INTERACTIVE UK LIMITED AND ROBERT SALVONI
1.	The Claimant’s employment with the Respondent Company will end for reasons of redundancy on 4th February 2011 (“the Termination Date”) and he will be paid as normal up to and including that date.

2.	Before the Termination Date, the Respondent will make a payment of £14,625 (Fourteen Thousand Six Hundred and Twenty Five Pounds) into the Claimant’s pension fund.

3.	Within seven days of the Termination Date, the Respondent will pay to the Claimant the sum of £43,525 (Forty Three Thousand Five Hundred and Twenty Five Pounds), of which £30,000 will be tax free and the balance taxed at basic rate.

4.	The Respondent will make four further payments, each of £13,525 (Thirteen Thousand Five Hundred and Twenty Five Pounds) to the Claimant at the end of March 2011, April 2011, May 2011 and June 2011. Basic tax will be deducted from these payments.

5.	The Claimant may retain his mobile phone until the end of February 2011.

6.	The wording of the internal termination announcement will be mutually agreed between the parties.

7.	The Claimant confirms that he will abide by Clauses 18, 19 and 21 within his Employment Contract signed on 15th May 2009.

8.	The Claimant agrees to remain contactable by telephone until the end of July to support any handover requirements.
The Claimant accepts the conditions above in full and final settlement of all matters arising out of his Contract of Employment and the termination thereof, and the conditions are deemed to include all contractual and statutory entitlements.